INVESTMENT SUB-ADVISORY AGREEMENT
     AGREEMENT made this 26th day of March, 2009, by and between, Charles Schwab Investment Management, Inc. (“CSIM”), and UBS Global Asset Management (Americas) Inc. (“Sub-Adviser”).
     WHEREAS, Laudus Trust, a Massachusetts business trust (“Company”), is an open-end, management investment company registered under the Investment Company Act of 1940 (“1940 Act”), consisting of several series, each having its own investment objective and policies; and
     WHEREAS, Company has entered into an investment advisory agreement with CSIM pursuant to which CSIM acts as investment manager to Company (“Management Agreement”); and
     WHEREAS, CSIM, acting with the approval of Company, wishes to retain Sub-Adviser to provide discretionary investment advisory services (“Services”) with respect to the assets of each series identified on Schedule A hereto, as may be amended from time to time, (each a “Fund”), together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (for each Fund, the “Managed Assets”), and Sub-Adviser is willing to render the Services.
     NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties agree as follows:
1. APPOINTMENT. CSIM appoints Sub-Adviser to provide the Services for the period and term set forth in this Investment Sub-Advisory Agreement (“Agreement”). Sub-Adviser accepts such appointment and agrees to render the Services as provided herein.
2. DUTIES OF SUB-ADVISER.
          (a) Subject to supervision of the Company, the Board of Trustees (“Trustees”) and CSIM (collectively “Fund Parties”), Sub-Adviser shall be responsible for managing the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash. Sub-Adviser will use the same skill and care in providing the Services to each Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser’s activities that Fund Parties are required to maintain and that are not otherwise available to Fund Parties, and regular reports concerning Sub-Adviser’s performance of the Services.
          (b) Unless CSIM provides written instructions to the contrary, CSIM will review all proxy solicitation materials and will exercise any voting rights associated with securities comprising the Managed Assets pursuant to its proxy voting policy and guidelines.
          (c) Sub-Adviser will provide reasonable assistance to Company, ALPS Distributors, Inc. (“Distributor”) and CSIM (collectively “Schwab Parties”), as may be reasonably requested by such parties, in connection with the general offering, sale and marketing of Fund shares. Such assistance will include, without limitation: (i) periodic review of general offering, marketing and sales materials; and (ii) quarterly conference call by Sub-Adviser portfolio management staff with CSIM fund management professionals; (iii) annual participation by Sub-Adviser portfolio management staff in educational activities regarding Sub-Adviser’s investment style, market views and performance results including, but not limited to, web casts or other technology-based communication media; (iv) periodic provision of discussion, analysis and commentary and market and performance data for filings with the Securities and Exchange Commission

(“SEC”); and (v) such other assistance as mutually agreed to by CSIM and Sub-Adviser. Schwab Parties may use the names, trade names, trademarks, service marks, artwork, designs, or other copyrighted materials of Sub-Adviser in connection with the offering, sale and marketing of Fund shares, subject to the written approval of Sub-Adviser, which will not be unreasonably withheld.
          (d) Upon request, Sub-Adviser will provide reasonable assistance to CSIM in determining, in good faith, the fair value of any securities of the Managed Assets for which market quotations are not readily available in accordance with guidelines and procedures adopted by the Trustees. In addition, Sub-Adviser will assist the Company’s pricing agent to the extent reasonably practicable with arranging for the provision of market values from at least two parties independent of Sub-Adviser with respect to any securities of the Managed Assets for which the Company’s pricing agent does not obtain prices in the ordinary course of business from an automated pricing service.
          (e) Sub-Adviser will discharge the foregoing responsibilities subject to the supervision of Fund Parties, and in compliance with the following: (i) such policies as Fund Parties may from time to time establish and deliver to the Sub-Adviser in writing, with Sub-Adviser’s compliance to begin as soon as practicable following delivery; (ii) Company’s Prospectus and Statement of Additional Information (“Prospectus and SAI”); (iii) Company’s Declaration of Trust and By-Laws; (iv) 1940 Act; (v) the Investment Advisers Act of 1940, as amended (“Advisers Act”); (vi) any exemptive or other relief granted by the SEC, the terms of which are provided to the Sub-Adviser in writing; (vii) the Internal Revenue Code of 1986, as amended (“Code”); (viii) the Commodities and Exchange Act, as amended (“CEA”); and (ix) any other applicable laws. If a conflict in policies referenced herein occurs, the Prospectus and SAI will control.
          (f) Sub-Adviser agrees to perform such duties at its own expense and to provide the office space, furnishings and equipment and the personnel required by it to perform the Services on the terms and for the compensation provided herein. Sub-Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any, or custodian fees and expenses) purchased or sold for a Fund.
          (g) The services of the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others and to engage in other activities consistent with applicable laws. CSIM and the Sub-Adviser recognize and agree that the Sub-Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Fund. The Sub-Adviser and its directors, officers, agents and employees (collectively, “Employees”) shall not be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser will undertake no activities which are in violation of its fiduciary duties to the Fund under this Agreement; and provided further that the Adviser will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the applicable requirements of the 1940 Act and the Advisers Act and which has been approved by the Company’s Board of Trustees
3. DUTIES OF CSIM. CSIM will continue to have responsibility for all services to be provided to a Fund pursuant to the Management Agreement and will oversee and review Sub-Adviser’s performance of the Services. CSIM will promptly furnish to Sub-Adviser current and complete copies of, and any revisions or amendments to, the Declaration of Trust and By-laws of Company, and the Prospectus and SAI.
4. CUSTODY. Company will designate one or more custodians to hold the Managed Assets (“Custodian”) in the name of each Fund. Each custodian will be responsible for the custody, receipt and delivery of securities and other assets of a Fund including the Managed Assets, and Sub-Adviser will have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of a Fund. In the event that any cash or securities of a Fund are delivered to Sub-Adviser, Sub-Adviser will promptly deliver the same to the Custodian for the benefit of and in the name of Fund. Sub-Adviser will provide to the Custodian and Fund Accountant on each business day, information relating to all transactions in the Managed Assets and will provide such information to Fund Parties upon request. Sub-Adviser will make all reasonable efforts to notify Custodian and Fund Accountant of all orders to brokers for the Managed Assets by 9:00 am EST on the day following the trade date and will affirm the trade to the Custodian and Fund Accountant before the close of business one business day after the trade date.
5. PORTFOLIO TRANSACTIONS.
          (a) Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities and other property for a Fund in a manner that implements the policy with respect to brokerage set forth in the Prospectus and SAI, or as Fund Parties may direct in writing from time to time, and in conformity with the federal securities laws.
          (b) In effecting transactions for a Fund and selecting brokers or dealers, Sub-Adviser will use its best efforts to seek best execution on behalf of the Fund. In assessing best execution for any transaction, Sub-Adviser will consider any factors that it deems relevant, including price paid for the security, commission paid for the transaction, clearance, settlement, reputation, financial strength and stability, efficiency of execution and error resolution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions and order of call.
          (c) Consistent with any policies established by Fund Parties and provided to the Sub-Adviser in writing and in compliance with the Prospectus and SAI and 1940 Act, Sub-Adviser is authorized, in its discretion, to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934).
          (d) In no instance will Sub-Adviser cause Managed Assets to be purchased from or sold to Distributor, CSIM, Sub-Adviser or any affiliated person of either Company, Distributor, CSIM, or Sub-Adviser (collectively “Related Parties”), except to the extent permitted by the 1940 Act or any exemptive or other relief granted by the SEC. Sub-Adviser will not execute any transactions relating to Managed Assets with brokers or dealers that are Related Parties without the prior written approval of CSIM. CSIM shall periodically provide Sub-Adviser with a list of all Related Parties in writing (other than parties that are affiliated with Sub-Adviser by reason other than the Sub-Adviser’s relationship with the Fund). Sub-Adviser shall have no obligation to independently determine whether a party may be a Related Party (other than parties that are Related Parties by being affiliated with Sub-Adviser by reason other than the Sub-Adviser’s relationship with the Fund). Sub-Adviser shall have no liability whatsoever in the event that it engages in a transaction with a party that is actually a Related Party (other than a Related Party that is affiliated with Sub-Adviser by reason other than the Sub-Adviser’s relationship with the Fund) but did not appear on the list of Related Parties most recently provided by CSIM to Sub-Adviser.
          (e) Provided that Fund Parties have not prohibited the aggregation of orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Sub-Adviser and notified Sub-Adviser in writing of such prohibition, consistent with any policies established by Sub-Adviser, Sub-Adviser may aggregate such orders, if, in Sub-Adviser’s reasonable judgment, such aggregation may result in an overall economic benefit to Fund, taking into consideration the transaction price, brokerage commission and other expenses.
6. COMPENSATION OF SUB-ADVISER. For the Services provided and expenses assumed by Sub-Adviser under this Agreement, CSIM will pay to Sub-Adviser compensation at the rate specified in Schedule B, as may be amended from time to time. Such compensation will be paid at the times and on the terms set forth in Schedule B. All rights of compensation under this Agreement for Services performed as of the termination date will survive the termination of this Agreement. Except as otherwise prohibited by law or regulation, Sub-Adviser may, in its discretion, from time to time, waive a portion of its compensation.
7. REPORTS.
          (a) Sub-Adviser will provide written quarterly reports to Fund Parties regarding the Managed Assets. CSIM will reasonably specify the information to be included in such quarterly reports. Sub-Adviser will make available to Fund Parties any economic, statistical and investment services and reports that Sub-Adviser makes available to its other institutional clients.
          (b) Sub-Adviser will promptly communicate to Fund Parties any information relating to transactions in the Managed Assets, as Fund Parties may reasonably request.
          (c) Sub-Adviser will promptly notify Fund Parties of any financial or regulatory condition that is likely to impair the ability of Sub-Adviser to perform the Services. In addition, Sub-Adviser will promptly notify Fund Parties of any intended change in control of Sub-Adviser and of any intended change in portfolio or senior management, as far in advance of such change as commercially reasonable.
          (d) Sub-Adviser will make its officers and employees available to meet with Fund Parties at such times and places, as Fund Parties may reasonably request, including at quarterly and special meetings of the Trustees in San Francisco, California.
8. STATUS OF SUB-ADVISER. Sub-Adviser is and will continue to be (i) registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) in compliance with any other applicable federal or state requirement, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) authorized to enter into and perform the services contemplated by this Agreement. Sub-Adviser is and will continue to be an independent contractor and, unless otherwise expressly provided or authorized, has no authority to act for or represent Company in any way or otherwise act as agent of Company.
9. STATUS OF CSIM. CSIM is and will continue to be (i) registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) in compliance with any other applicable federal or state requirement, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) authorized to enter into and perform the services contemplated by this Agreement.
10. CODE OF ETHICS. Sub-Adviser will furnish to Fund Parties a current copy of its code of ethics that complies with the applicable requirements of Rule 17j-1 under the 1940 Act. Upon written request of CSIM, Sub-Adviser will permit Fund Parties to examine the reports made by Sub-Adviser pursuant to Rule 17j-1 and other records relevant to Sub-Adviser’s code of ethics. Sub-Adviser will provide an annual certification to Fund Parties certifying that there have been no material violations of Sub-Adviser’s code of ethics or, if such violations have occurred, that appropriate actions have been taken in response to such violations.

11. CERTAIN RECORDS.
          (a) Sub-Adviser will maintain all books and records with respect to transactions involving the Managed Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and paragraph (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser will provide to Fund Parties periodic and special reports, balance sheets, profitability analyses, financial information, and such other information with regard to Sub-Adviser’s affairs, as Fund Parties may reasonably request, including any information requested by Fund Parties to assist the Trustees in evaluating the terms of this Agreement and any renewal thereof under Section 15(c) of the 1940 Act.
          (b) Sub-Adviser will keep the books and records relating to the Managed Assets required to be maintained by Sub-Adviser under this Agreement and will timely furnish to Fund Parties all information relating to Sub-Adviser’s Services under this Agreement needed by Fund Parties to keep the other books and records of the Company required by Rule 31a-1 under the 1940 Act that is not otherwise available to Fund Parties. Sub-Adviser will also furnish to Fund Parties any other information relating to the Managed Assets that must be filed by Company with the SEC or sent to shareholders under the 1940 Act, and any exemptive or other relief granted by the SEC. Fund Parties shall obtain the prior written consent of Sub-Adviser before including information regarding the Sub-Adviser in any document that is required to be filed with the SEC or required to be sent to shareholders, which approval will not be unreasonably withheld. Sub-Adviser agrees that all records that it maintains on behalf of Company are property of Company and Sub-Adviser will surrender promptly to Company any of such records upon Fund Parties’ request; provided, however, Sub-Adviser may retain a copy of such records. In addition, Sub-Adviser will preserve for the periods prescribed by Rule 31a-2 under 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and will transfer said records to CSIM.
12. LIMITATION OF LIABILITY OF SUB-ADVISER. Sub-Adviser will not be liable for any claims, liabilities, damages, costs or losses (collectively “claims”) arising out of this Agreement, except to the extent such claims arise out of: (a) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (b) Sub-Adviser’s material breach of this Agreement. Nothing in this Section 12 will be deemed a waiver or limitation of any obligation or duty that may not by law be waived or limited.
13. INDEMNIFICATION.
(a) Sub-Adviser will indemnify and hold harmless Fund Parties, their affiliates and their respective employees, officers and directors from and against all claims arising out of this Agreement to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s material breach of this Agreement.
(b) CSIM will indemnify and hold harmless Sub-Adviser, its affiliates, and their respective employees, officers and directors from and against all claims arising out of this Agreement, except to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s material breach of this Agreement.
14. CONFIDENTIALITY. The Mutual Confidentiality and Non-Disclosure Agreement (“Confidentiality Agreement”) previously entered into between the parties is attached hereto as Schedule C and incorporated herein by reference. The Confidentiality Agreement will remain in effect throughout the term of this Agreement, and each party will abide by all of the provisions set forth therein. Upon termination of this Agreement, each party will continue to hold any Confidential Information (as that term is defined in the Confidentiality Agreement) in strict confidence for ten years from the date of termination (with such exceptions as may be provided in the Confidentiality Agreement), except with regard to: (a) trade secrets of either party which will be held in confidence for as long as such information remains a trade secret; and

(b) customer information which will be held in strict confidence in perpetuity and which will be used only in connection with this Agreement and for no other purpose. In addition, Sub-Adviser will not use any information concerning each Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute any other securities transaction. In no event, shall this Section limit the Sub-Adviser’s ability to make investment decisions and execute transactions for client accounts or for Employees to execute transactions in accordance with the Sub-Adviser’s Code of Ethics. In the event any of the provisions of the Confidentiality Agreement conflict with any of the provisions of this Agreement, the latter will control.
15. PUBLICITY. During and after the term of this Agreement, neither the Schwab Parties nor Sub-Adviser will make any media release or other public announcement relating to this Agreement without the other party’s prior written consent. Sub-Adviser will acquire no right to use, and will not use, without Schwab Parties’ prior written consent, with respect to each use, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials of Schwab Parties or their affiliates in any sales or advertising materials, press releases, client lists, presentations, promotions or other publicity related materials or media.
16. DURATION AND TERMINATION.
          (a) This Agreement will become effective for each Fund upon its approval by the Trustees, without approval by the shareholders. This Agreement will remain in effect until two years from the date of its effectiveness, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” will be construed in a manner consistent with the 1940 Act.
          (b) This Agreement may be terminated at any time, without cause and without payment of penalty by the Company or the Trustees, by the Company, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of a Fund on not more than 60 days’ written notice to the Sub-Adviser, or by CSIM upon 90 days’ written notice to Sub-Adviser. In addition, this Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by Fund Parties, upon written notice to Sub-Adviser. As used herein, “with cause” means: (i) any material breach of the Agreement by Sub-Adviser; (ii) any federal or state regulatory violation by Sub-Adviser; and (iii) any material financial or other impairment that in the reasonable judgment of CSIM impairs Sub-Adviser’s ability to perform the Services.
          (c) This Agreement may not be terminated by the Sub-Adviser prior to [July 13,] 2011 except “with cause”. As used in this Section 16(c), “with cause” means: (i) any material breach of the Agreement by Fund Parties or Schwab Parties; (ii) any federal or state regulatory violation by Fund Parties or Schwab Parties; and (iii) any material financial or other impairment that in the reasonable judgment of Sub-Adviser impairs Fund Parties’ or Schwab Parties’ ability to perform under the terms of the Agreement. Thereafter, this Agreement may be terminated by the Sub-Adviser at any time, without cause and without payment of any penalty, upon 90 days’ written notice to CSIM.
          (d) This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of the Management Agreement.

          (e) Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. As used in this Section 16, the terms “assignment”, “interested persons,” and a “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in the 1940 Act; subject to such exceptions and other relief as may be granted by the SEC.
17. NOTICE. All notices required or permitted hereunder will be deemed sufficient upon receipt if sent by: (a) hand; (b) registered or certified mail, postage prepaid; (c) overnight courier; or (d) facsimile transmission to the last address furnished by the other party to the party giving notice. At the outset, such notices will be delivered to the following addresses:

CSIM:	Charles Schwab Investment Management, Inc.
101 Montgomery Street
San Francisco, CA 94104
Attention: Treasurer and Principal Financial Officer
Telephone: (415) 636-3300
Facsimile: (415) 667-3800

Sub-Adviser:	UBS Global Asset Management (Americas) Inc.
One North Wacker
Chicago, IL 60606
Attention: Mark F. Kemper
Telephone:
Facsimile:
18. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
19. GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter will control. Any legal action or proceeding arising out of this Agreement will be brought only in the courts of the State of California located in the City and County of San Francisco or in the United States District Court for the Northern District of California. Each party will submit to the jurisdiction of such courts and venue in such courts and will waive any claims that such courts lack jurisdiction or are inconvenient forums.
20. MISCELLANEOUS.
          (a) No waiver or modification of this Agreement will be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder will operate as a waiver thereof.
          (b) This Agreement is entered into on behalf of each Fund severally, and not jointly, with the express intention that the provisions contained herein will apply separately with respect to each Fund, as if contained in separate agreements.
          (c) Except as set forth in Section 16, this Agreement binds and inures to the benefit of the parties, their successors and assigns. This Agreement may be executed in more than one counterpart each of which will be deemed an original and both of which, taken together, will be deemed to constitute one and the same instrument.
          (d) Company refers to Laudus Trust and its Trustees, as Trustees but not individually or personally, acting under a Third Amended and Restated Declaration of Trust dated September 28, 2007. A copy of the Certificate of Trust of Company is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that the obligations of Company entered into in the name of or on behalf of Company by any of its Trustees, representatives or agents are made not individually, but in such Company capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of Company personally, but bind only the assets of Company belonging to such Fund for the enforcement of any claims against Company.
          (e) As used in this Agreement, any references to any laws (including, without limitation, the 1940 Act, Advisers Act, Code and CEA) incorporate the effects of: (i) any amendments to such laws; (ii) any rules or regulations promulgated under such laws; and (iii) any interpretations of such laws, rules or regulations by the applicable regulatory authorities.
NOW THEREFORE, the parties hereto have caused this Agreement to be executed as of the day and year first written above.
Charles Schwab Investment Management, Inc.

By:	/s/ Randall W. Merk
Name:	Randall W. Merk
Title:	President and Chief Executive Officer

UBS Global Asset Management (Americas) Inc.

By:	/s/ Robert C. McGowan
Name:	Robert C. McGowan
Title:	Managing Director

List of Schedules
Schedule A — Funds
Schedule B — Fees
Schedule C — Mutual Confidentiality and Non-Disclosure Agreement
Schedule D — Not applicable

SCHEDULE A
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN
CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
AND
UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.
FUND(S)
Laudus Growth Investors US Large Cap Growth Fund
Effective Date of this Schedule A: March 26, 2009

SCHEDULE B
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN
CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
AND
UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.
FEES
Fees will be accrued each day by applying to the Net Asset Value of the Managed Assets at the end of that day, the daily rate, using a 365-day year, equivalent to the applicable fee percentage set forth below (“Company Percentage”). Fees will be paid within 30 days following the end of each calendar quarter.
COMPANY PERCENTAGE
Laudus Growth Investors US Large Cap Growth Fund
35 Basis Points on the first $100 Million
33 Basis Points on amounts over $100 Million to $250 Million
30 Basis Points on amounts over $250 Million to $500 Million
25 Basis Points on amounts over $500 Million to $1 Billion
23 Basis Points on amounts over $1 Billion to $1.5 Billion
21 Basis Points on amounts over $1.5 Billion to $2 Billion
20 Basis Points on amounts over $2 Billion
Effective Date of this Schedule B: March 26, 2009

SCHEDULE C
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN
CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
AND
UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.
MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT
A true and correct copy of the MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT is attached hereto.
Effective Date of this Schedule C: March 26, 2009

SCHEDULE D
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN
CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
AND
UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.
Not Applicable
Effective Date of this Schedule D: March 26, 2009